Exhibit 99.1

December 11, 2020

VIA EMAIL

Dear NAME:

Enclosed for your review are important documents related to the proposed business combination between Romeo Systems, Inc. (“Romeo”) and RMG Acquisition Corporation (“RMG”) (NYSE: RMG), a publicly traded special purpose acquisition company:

1.	Proxy Statement/Consent Solicitation Statement/Prospectus (describing the proposed business combination and containing a copy of the Agreement and Plan of Merger pursuant to which the business combination will be effected, along with other important information), which you can access at the following link – https://www.sec.gov/Archives/edgar/data/1757932/000110465920134204/rmg-20201209x424b3.htm

2.	Warrant Holder Notice and Acknowledgment (pursuant to which you may acknowledge the treatment of your Romeo warrant under the terms of the business combination)

You are encouraged to read the Proxy Statement/Consent Solicitation Statement/Prospectus in its entirety. Paul Hastings LLP, Romeo’s counsel, will send to you via DocuSign the Warrant Holder Notice and Acknowledgment for your execution. Please execute and return it via DocuSign within ten (10) days.

If you are a Romeo stockholder and/or convertible noteholder, you will separately receive a mailing to your address on record that will include the Proxy Statement/Consent Solicitation Statement/Prospectus, the Written Consent and a form of Letter of Transmittal.

If you have any questions in connection with the foregoing, please contact Romeo Systems, Inc., 4380 Ayers Avenue, Vernon, CA 90058, Attention: Investor Relations. Thank you for your attention to these matters.